UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 5, 2007 (November 2, 2007)

CHINA SHEN ZHOU MINING & RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	033-03385-LA	87-0430816
(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

No. 166 Fushi Road Zeyang Tower, Shijingshan District, Beijing, China 100043

(Address of principal executive offices)

86-010-68867292

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

        (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

        (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

Effective November 2, 2007, we expanded the size of our board of directors from six directors to seven directors and appointed Gene Michael Bennett as a new member of our board: Mr. Gene Michael Bennett, Mr. Jian Zhang, Mr. Youming Yang and Mr. Feng Bai were determined by the board to be “independent” directors under applicable SEC and The American Stock Exchange LLC (“AMEX”) rules.

In connection with this new board appointment, our board reorganized the audit committee and formed a compensation committee and a corporate governance and nomination committee.  The audit committee is now comprised of Mr. Feng Bai, Mr. Jian Zhang and Mr. Gene Michael Bennett who serves as the chairman and was determined by the board to be a “financial expert” under applicable SEC and The American Stock Exchange LLC (“AMEX”) rules.  Mr. Jian Zhang, Mr. Youming Yang and Mr. Feng Bai serve on both the compensation committee and the governance and nominating committee with Mr. Feng Bai as the chairman of the compensation committee and Mr. Jian Zhang as the chairman of the corporate governance and nominating committee.

Non-employee directors will receive compensation for their service on the board and board committees consisting of (i) an annual retainer of $20,000 of which $16,000 will be paid in cash monthly and $4,000 in restricted shares of our common stock. The chairperson of the audit committee will receive an additional $2,000 annually. We will also reimburse directors for travel and other out-of-pocket expenses incurred in connection with their board service.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

Effective November 2, 2007, our board of directors adopted new bylaws, a copy of which is attached to this Current Report as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

3.1	Bylaws of China Shen Zhou Mining & Resources, Inc., dated November 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

REGISTRANT:

China Shen Zhou Mining & Resources, Inc.

Date:  November 5, 2007

By:/s/Xiaojing Yu

Xiaojing Yu, Chief Executive Officer